August 7, 2013
Cellular Dynamics International, Inc.
525 Science Drive
Madison, Wisconsin 53711
Ladies and Gentlemen:
We have acted as your counsel in connection with the issuance by Cellular Dynamics International, Inc., a Wisconsin corporation (the “Company”), of (i) up to 831,659 shares of the Company’s common stock, par value $0.0001 per share (the “2013 Shares”) pursuant to the Cellular Dynamics International, Inc. 2013 Equity Incentive Compensation Plan (the “2013 Plan”), and (ii) up to 1,612,532 shares of the Company’s common stock, par value $0.0001 per share (the “2008 Shares” and, together with the 2013 Shares, the “Shares”) pursuant to the Cellular Dynamics International, Inc. 2008 Equity Incentive Compensation Plan (the “2008 Plan” and, together with the 2013 Plan, the “Plans”), each as described in the Company’s prospectus relating to such Plan dated August 7, 2013 (each, a “Prospectus”) in connection with the Company’s Registration Statement on Form S-8, to be filed with the Securities and Exchange Commission on August 7, 2013 (the “Registration Statement”).
We have examined: (a) the Plans, the Prospectuses and the Registration Statement, (b) the Company’s Articles of Incorporation and Amended and Restated Bylaws, each as amended to date, (c) certain resolutions of the Company’s Board of Directors, and (d) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.
The foregoing opinions are limited to the laws of the State of Wisconsin as currently in effect, and no opinion is expressed with respect to such laws as subsequently amended, or any other laws, or any effect that such amended or other laws may have on the opinions expressed herein. The foregoing opinions are limited to matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein. The foregoing opinions are given as of the date hereof and based solely on our understanding of facts in existence as of such date after the aforementioned examination, and we undertake no obligation to advise you of any changes in applicable laws after the date hereof or of any facts that might change the opinions expressed herein that we may become aware of after the date hereof.
Based on the foregoing, and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that the Shares have been duly authorized and, upon issuance in accordance with the terms of the applicable Plan, will be validly issued, fully paid and nonassessable.

August 7, 2013

We consent to the filing of this opinion as an exhibit to the Registration Statement.
Very truly yours,

/s/ Godfrey & Kahn, S.C.

GODFREY & KAHN, S.C.